United States
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
 __________________________________
FORM 8-K
__________________________________
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report: August 26, 2016
Commission File Number 1-7107
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LOUISIANA-PACIFIC CORPORATION
(Exact name of registrant as specified in its charter)
 __________________________________

DELAWARE	1-7107	93-0609074
(State or other jurisdiction of incorporation or organization)	Commission File Number	(IRS Employer Identification No.)
414 Union Street, Suite 2000, Nashville, TN 37219
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (615) 986-5600
 __________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Œ	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Œ	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Œ	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Œ	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Agreement
On August 26, 2016, LP entered into Agreements with the issuers of the Notes Receivable from Asset Sales (Notes Receivable), due May through October 2018, to provide for the acceleration of the collection of these to November 2016. The Notes Receivable associated with these agreements total $410.0 million. The form of this agreement which is attached hereto as Exhibit 10.1 and incorporated by reference.

Item 7.01     Regulation FD Disclosure
LP issued $368.7 million of non-recourse notes payable (Notes Payable) in 2003 in a private placement to unrelated third parties. These notes mature in February 2018. The notes are supported by a bank letter of credit. LP’s reimbursement obligations under the letter of credit are secured by $410.0 million in Notes Receivable. Concurrent with entering into the acceleration agreement, LP gave a binding notice to the trustee for the note holder that LP will pay the $368.7 million plus accrued interest upon receipt of the proceeds for the Notes Receivable.
This transaction allows LP to accelerate the receipt of $41.3 million of cash, eliminate the timing difference between the Note Payable and Notes Receivable and realize a minor tax benefit. This transaction will accelerate the taxable income associated with the Notes Receivable, which has been previously deferred to 2018, into the fourth quarter of 2016. LP estimates taxes due to the acceleration to be $120.8 million. As of December 31, 2015, LP had $73.4 million of available federal loss carryover benefit to offset a portion of LP’s 2016 tax liability.
We do not anticipate that this transaction will have a material impact on LP’s Consolidated Statement of Income. This transaction will reduce the Notes Receivable by $410.0 million and reduce the Notes Payable by $368.7 million and increase cash by $41.3 million.

Item 9.01 Financial Statements, Pro Forma Financial Statements and Exhibits.

Exhibit Number	Description

10.1	Form of Note Prepayment Agreement

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LOUISIANA-PACIFIC CORPORATION

By:	/S/ SALLIE B. BAILEY
Sallie B. Bailey
Executive Vice President and Chief
Financial Officer
(Principal Financial Officer)
Date: August 26, 2016